Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Douglas L. Cox

EVP & Chief Financial Officer

Opinion Research Corporation

(609) 452-5274

Opinion Research Corporation Announces Appointment of Dale J. Florio

to Audit Committee and Receipt of Letter from Nasdaq

PRINCETON, New Jersey — October 12, 2005 — Opinion Research Corporation (NASDAQ: ORCI) today announced that the Company’s Board of Directors appointed Dale J. Florio to the Company’s audit committee on October 7, 2005. Mr. Florio is a current independent director of the Company.

While the Company’s Board of Directors was in the process of identifying a replacement on the audit committee for John J. Gavin, who resigned from the Board of Directors on July 29, 2005, the Company was contacted by the staff of The Nasdaq Stock Market, Inc. (“Nasdaq”) by telephone on October 6, 2005 and notified of its noncompliance with Nasdaq Rule 4350(d)(2). Rule 4350(d)(2) requires the audit committee of each Nasdaq issuer to have at least three independent members on its audit committee. The Nasdaq staff followed up with a letter to the Company on October 10, 2005 notifying the Company of its noncompliance and advising the Company that it was eligible for the cure period set forth in Nasdaq Rule 4350(d)(4), which provides that the Company has until its upcoming annual meeting on October 27, 2005 to appoint a third independent member of the Board of Directors to the audit committee. The letter also stated that because Mr. Florio was appointed to the audit committee on October 7, 2005, the Nasdaq staff had determined that the Company was in compliance with Rule 4350(d)(2) and that the matter was closed.

About Opinion Research Corporation

Founded in 1938, Opinion Research Corporation provides commercial market research, health and demographic research for government agencies, information services, teleservices and consulting. The company is a pioneering leader in the science of market and social research, and has built an international organization to support market intelligence in both public and commercial markets. Further information is available at http://www.opinionresearch.com.

Safe Harbor Statement

This press release contains, within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, forward-looking statements that are based on management’s beliefs and assumptions, current expectations, estimates and projections. These statements are subject to risks and uncertainties and therefore actual results may materially differ. The company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise. Important factors and risks that may affect future results are described in the company’s filings with the Securities and Exchange Commission, copies of which are available upon request from the company.